Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	February 20, 2007
	Contact:	David A. Remijas President/CEO (630) 969-8900

Park Bancorp, Inc. Announces

Quarterly Dividend Declared

Chicago, IL – Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended December 31, 2006. The dividend will be payable on February 28, 2007 to shareholders of record on February 20, 2007. This is the thirty-third consecutive quarterly dividend paid to shareholders.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.